Exhibit 15.1

      April 24, 2002

      Stratus Properties Inc.
      98 San Jacinto Blvd.
      Suite 220
      Austin, TX 78701

      Gentlemen:

      We are aware that Stratus Properties Inc. has incorporated by reference in its Registration Statements (File Nos. 33-78798, 333-31059 and 333-52995)its Form 10-Q for the quarter ended
      March 31, 2002, which includes our report dated April 24, 2002 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933 (the Act), this report is not considered a part of the registration statements prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

      Very truly yours,

      /s/ Arthur Andersen LLP